Exhibit 99.1

Catalent to acquire gene therapy leader Paragon Bioservices, Inc.

for $1.2 billion

Will provide new expertise and capabilities in one of the fastest-growing areas of healthcare,

positioning Catalent for accelerated long-term growth

SOMERSET, N.J. and BALTIMORE, M.D. – April 15, 2019 – Catalent, Inc. (NYSE: CTLT), the leading global diversified provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, and Paragon Bioservices, Inc., a leading viral vector development and manufacturing partner for gene therapies, today announced they have entered into a definitive agreement under which Catalent will acquire Paragon for $1.2 billion.

“Paragon’s unparalleled expertise in the rapidly growing market of gene therapy manufacturing will be a transformative addition to our business that we believe will accelerate our long-term growth. Paragon brings to Catalent a complementary capability that will fundamentally enhance our biologics business and our end-to-end integrated biopharmaceutical solutions for customers,” said John Chiminski, Catalent’s Chair & Chief Executive Officer. “We look forward to working with Paragon’s incredibly talented team and world-class customers to complete the significant ongoing investments into expanded state-of-the-art facilities and deliver revolutionary, lifesaving treatments to patients.”

Paragon’s differentiated scientific, development and manufacturing capabilities have positioned it to capitalize on strong industry tailwinds in the potentially $40 billion addressable market for gene therapy. Paragon brings specialized expertise in adeno-associated virus (AAV) vectors, the most commonly used delivery system for gene therapy, as well as unique capabilities in GMP plasmids and lentivirus vectors.

For over 25 years, Paragon has partnered with some of the world’s best biotech and pharma companies to develop and manufacture products based on transformative technologies, including AAV and other gene therapies, next-generation vaccines, oncology immunotherapies (oncolytic viruses and CAR-T cell therapies), therapeutic proteins, and other complex biologics.

Pete Buzy, Paragon’s President and CEO, said, “Our existing investors, NewSpring Health Capital and Camden Partners, were extremely supportive in getting us to where we are today. We are excited to join forces with the leading drug development and manufacturing partner in our industry. This transaction will enable us to achieve our next stage of development and expand our capabilities and platform for the benefit of our customers and their patients.”

Financial Impact and Value Creation

The transaction will deliver highly compelling value to Catalent’s shareholders. Although Paragon will represent a small percentage of Catalent’s business in the near term, it will transform the company’s business profile and meaningfully accelerate its revenue and EBITDA growth over time. Paragon is expected to achieve more than $200 million in revenue in calendar year 2019, with nearly 90% of this revenue target already reflected in signed contracts. The gene therapy market is expected to have sustained growth of 25% in the medium term, and, as a leader in the industry, Paragon is expected to outpace this market growth for the foreseeable future. Catalent expects the transaction to be accretive to its Adjusted Net Income per share in the second full fiscal year after closing, and significantly accretive thereafter.

Financing and Approvals

The definitive merger agreement for the acquisition contemplates an all-cash purchase of all of Paragon’s outstanding equity for $1.2 billion on a cash-free, debt-free basis. Catalent intends to fund the transaction with the proceeds of a $650 million incremental term loan under its existing senior secured credit facilities and the issuance of $650 million of a new series of convertible preferred stock to funds affiliated with Leonard Green & Partners, L.P. (“LGP”), although the acquisition is not subject to a financing condition. Catalent will use the funds remaining from these financings, after the payment of the purchase price and the fees and expenses associated with the transaction, to pay a portion of the costs of capital expansion projects currently underway at Paragon’s facilities in Maryland, with the remaining costs to be paid with cash on hand. The incremental term loan and the issuance of the convertible preferred stock are each conditioned upon the closing of the acquisition.

The transaction is subject to customary closing conditions, including the expiration of the waiting period under the U.S. antitrust laws, and is expected to close in the second quarter of 2019. At June 30, 2019, after the expected closing of the acquisition and related financings, Catalent’s pro forma net leverage ratio, after taking into account the acquisition and the related financings, is expected to be approximately 4.0x, with plans to deleverage to 3.5x within 12 to 18 months of closing.

Catalent has obtained a binding commitment for the incremental term loan facility, subject to customary closing conditions and the execution of definitive documentation, from JPMorgan Chase Bank, N.A., which will act as lead arranger for the financing. Catalent has separately entered into a definitive agreement to issue up to $1 billion of convertible preferred stock to the funds affiliated with LGP, of which Catalent intends to issue $650 million. The convertible preferred stock will initially pay dividends of 5%, subject to later adjustment under conditions set forth in the stock’s certificate of designation, and may be converted into common stock or redeemed for common stock or cash on the terms and subject to the conditions set forth in the certificate of designation. Catalent intends to file with the Securities and Exchange Commission a Current Report on Form 8-K that will have further details concerning the acquisition and the related financings.

Management and Board of Directors

Upon completion of the transaction, Paragon’s entire organization will remain under the leadership of Pete Buzy, with its industry-leading management team and approximately 380 employees joining the Catalent team.

In conjunction with the investment in Catalent by the LGP funds, Peter Zippelius, a Partner at LGP, will join Catalent’s Board of Directors, marking the beginning of a long-term strategic partnership.

Advisors

Centerview Partners LLC is serving as exclusive financial advisor to Catalent, and Fried, Frank, Harris, Shriver & Jacobson LLP is serving as Catalent’s legal counsel. William Blair & Company is serving as financial advisor to Paragon, with Kirkland & Ellis LLP and Gordon Feinblatt LLC serving as Paragon’s legal counsel. UBS Investment Bank is serving as exclusive financial advisor to LGP and Latham & Watkins LLP is serving as LGP’s legal counsel.

Conference Call / Webcast

On Monday, April 15, 2019, at 8:30 a.m. ET, Catalent will host a webcast presentation to discuss the transaction. Links to the webcast and accompanying documents will be available on the company’s Investor Relations website, http://investor.catalent.com.

About Catalent

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,800 scientists, at more than 30 facilities across five continents, and in fiscal year 2018 generated approximately $2.5 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com.

Catalent Biologics provides advanced technologies and integrated solutions for biologic and biosimilar development and manufacturing, from DNA to fill/finish and commercial supply, through its extensive Biologics network including: Bloomington, Indiana, where the company recently announced a twentieth commercial launch of a fill/finish product, and Madison, Wisconsin, home of Catalent Biologics’ proprietary GPEx® technology for stable, high-yielding mammalian cell lines with eleven approved molecules. For more information on Catalent Biologics, visit www.catalent.com/biologics.

More products. Better treatments. Reliably supplied.™

About Paragon Bioservices, Inc.

Paragon Bioservices, Inc. is an industry-leading, private-equity-backed contract development and manufacturing organization (CDMO) whose focus is the development and manufacturing of cutting-edge biopharmaceuticals. Paragon aims to build strong client partnerships with the world’s best biotech and pharma companies, focusing on transformative technologies, including gene therapies (AAV), next-generation vaccines, oncology immunotherapies (oncolytic viruses), and other complex biologics.

About Leonard Green & Partners

Leonard Green & Partners, L.P. is a leading private equity investment firm founded in 1989 and based in Los Angeles. The firm partners with experienced management teams and often with founders to invest in market-leading companies. Since inception, LGP has invested in over 90 companies in the form of traditional buyouts, going-private transactions, recapitalizations, growth equity, and selective public equity and debt positions. LGP primarily focuses on companies providing services, including consumer, business, and healthcare services, as well as retail, distribution, and industrials. Select past and current investments include IQVIA, MultiPlan, Aspen Dental, Whole Foods Market, Shake Shack, Activision, and Petco. Its most recent fund, Green Equity Investors VII, L.P., closed in 2016 with $9.6 billion of committed capital. For more information, please visit www.leonardgreen.com.

About Camden Partners

Camden Partners is a multi-strategy private equity firm based in Baltimore, MD. Founded in 1995, the firm focuses on both growth and seed stage investments. Camden Partners’ growth strategy leverages domain expertise in the technology-enabled business services, healthcare services and education sectors to turn lower middle market companies in these sectors into market leaders. Donald W. Hughes, Partner at Camden Partners, represents Camden’s investment on the Board of Directors of Paragon Bioservices.

About NewSpring Health Capital

NewSpring Health Capital is the dedicated healthcare fund of NewSpring Capital, a private equity firm based in Radnor, PA. NewSpring Health Capital partners with management teams to accelerate the success of differentiated healthcare companies, delivering capital for growth, recapitalizations, and mergers & acquisitions within the segments of technology-enabled services, niche clinical providers and specialty pharmaceuticals. Kapila Ratnam, PhD, a partner at NewSpring Capital, has served on the Board of Directors at Paragon Bioservices since 2014 following NewSpring Health Capital’s investment.

Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate”, “intend”, “estimate”, “plan”, “project”, “foresee”, “likely”, “may”, “will”, “would” or other words or phrases with similar meanings, and include the statements regarding Paragon’s 2019 revenues and its future growth rate, as well as the impact of the transaction on our Adjusted Net Income. Similarly, statements that describe our objectives, plans or goals, including our plans to close our agreement to acquire Paragon, to close on the related financing transactions, and to subsequently deleverage our balance sheet, are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: any delay or failure to conclude the acquisition of Paragon Bioservices, Inc. or the related financings on the terms previously agreed or difficulty in integrating the acquisition if closed or realizing on the anticipated business from the acquisition; changes to our business, our industry, or the overall economic climate that limit our ability to obtain the desired deleveraging, general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; or difficulty in integrating other acquisitions into our existing business, thereby reducing or eliminating the anticipated benefits of the acquisition. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission. All forward-looking statements in this press release speak only as of the date of this press release or as of the date they are made, and we do not undertake to update any forward-looking statement as a result of new information or future events or developments unless and to the extent required by law.

Non-GAAP Financial Measures

Under our credit agreement, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA (which is defined as “Consolidated EBITDA” in senior secured credit agreement). Adjusted EBITDA is based on the definitions in our credit agreement, is not defined under U.S. generally accepted accounting principles (GAAP), and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in certain covenants under our credit agreement, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. In this press release, we have referred to Adjusted Net Income, which we calculate by tax-adjusting our calculation of Adjusted EBITDA after deducting depreciation and amortization. Adjusted Net Income is also not a GAAP measure and may also not be comparable to similarly titled measures of other companies.

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Catalent Contacts

Investors:

Thomas Castellano, Investor Relations, Catalent

+1 732 537-6325

investors@catalent.com

Media:

Chris Halling, Global Communications, Catalent

+44 (0)7580 041073

chris.halling@catalent.com

Brunswick Group

+1 212 333 3810

catalent@brunswickgroup.com

Paragon Contacts

Media:

Colleen Floreck, Paragon Communications

+1 410 975 8708

cfloreck@paragonbiservices.com